Exhibit 10.3

Employment Agreement for Lucy Ostrovsky

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of August 1, 2005, between Glyconix, Corp., a Delaware corporation (the “Company”) and Lucy Ostrovsky (the “Employee”).

W I T N E S S E T H:

A. WHEREAS, the Company has employed the Employee for 4 years on an at-will basis and the Company wants to continue and formalize the relationship.

B. WHEREAS, the Employee has, in the past, foregone and/or discharged a significant amount of his salary, despite having worked diligently for the Company.

C. WHEREAS, the parties desire for the Employee to act as Vice President Finance of the Company commencing the date hereof and during the term hereof.

D. WHEREAS, the parties desire to execute and deliver this Agreement to provide for the continued employment of Employee by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and for this good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. AGREEMENT:

1. Engagement. The Company hereby engages the Employee and the Employee hereby accepts such engagement upon the terms and conditions hereinafter set forth.

2. Term. This Agreement shall commence on the date hereof (the “Commencement Date”), and shall remain in effect for a period of three (3) years thereafter (the “Term”). This Agreement shall also terminate at such time as the Company, or the Employee, gives written notice of termination of this Agreement pursuant to Section 13 of this Agreement. The Term shall be automatically renewed for successive two-year periods. Unless either party provides notice to the other of their intent not to renew which notice must be provided not less than ninety (90) days prior to the expiration of the then current Term. With respect to termination by the Company, such determination not to renew shall only be made in accordance with a vote of a majority of the members of the Board of Directors, other than the Employee (if he is a Director at such time).

3. Duties. The Company hereby engages the Employee to serve as the Vice President Finance of the Company and, as such, she shall perform all duties commonly incident to the office of Vice President Finance including such additional duties not inconsistent with such position as the Board of Directors of the Company (the “Board”) shall prescribe from time to time.

4. Performance of Duties. During the term of this Agreement, the Employee shall devote his best efforts, ability and attention to the business of the Company.

5. Compensation.

A. Salary. For all continued services rendered by the Employee under this Agreement as Vice President Finance of the Company shall pay the eighty four thousand ($84,000) per annum (the “Base Salary”). The Employee’s Base Salary shall be payable within the established payroll cycle for the Company’s salaried officers or employees. Salary payments shall be subject to federal withholding and other applicable payroll deductions and taxes. Salary may be taken in the form of cash or in the common stock of the Company at the option of the Employee. The Employee shall be entitled to an increase in the Base Salary (such an increase to be then considered as the “Base Salary”) as shall be determined by the Board of Directors of the Company.

B. Options. The Company shall grant to the Employee options to purchase shares of the Company’s common stock as follows

(a)	options to purchase 50,000 shares of the Company’s common stock with an exercise price of $0.50, vesting on September 1, 2005 and expiring on August 1, 2010; and

(b)	options to purchase 30,000 shares of the Company’s common stock with an exercise price of $0.50, vesting in three (3) equal installments of 10,000 shares each, commencing on August 1, 2005 and at each anniversary of the Term, which options shall expire on August 1, 2010.

C. Benefits. The Employee shall be eligible to participate in all group insurance plans, cafeteria/FSA plans, 401(k) plans and other plans of the Company, and other existing or new perquisites or benefits offered to executive management of the Company.

D. Bonus. The Employee shall receive additional annual and/or performance bonuses, in an amount as determined by the Company’s Board of Directors.

6. Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement upon presentation by the Employee to the Company of appropriate documentation indicating the amount and purpose for such expense.

7. Vacation. Employee shall be entitled to three (3) weeks vacation (21 calendar days) during each year of the Term.

8. Agreement Not to Disclose Trade Secrets or Confidential Information. During the term of this Agreement and after its termination, the Employee shall not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired by the Employee during the course of his employment with the Company, its successors or assigns, or any of its affiliates (collectively, the “Company Affiliates”). As used herein, “trade secret” means the whole or any portion or phase of any formula, chemical or molecular pattern or formula, any pattern, device, combination of devices, source-code of any proprietary software, or compilation of any scientific, technical or commercial information, including any design and improvements thereon, list of suppliers, list of customers, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, research and development information and reports, results, reports or other information relating to the Company’s proprietary, acquired or licensed drug or chemical compositions or methods, any information or technology relating to the Company’s glycosylation technologies, any business development plans or activities, or financial information of the Company or any of the Company Affiliates that is for use, or is used, in the operation of the Company or any of the Company Affiliates’ businesses that is not commonly known by or available to the public and that derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Employee agrees to return to the Company any and all such trade secrets, confidential information or other proprietary information immediately upon the termination of this Agreement, for any reason.

9. Non-Solicitation of Customers and Suppliers. Employee agrees that during his employment hereunder, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer, supplier, or prospective supplier of the Company for any purpose other than for the benefit of the Company. Employee further agrees that for two (2) years following termination of his employment hereunder. For cause (as hereinafter defined) or termination by him other than for Good Reason (as hereinafter defined), Employee shall not, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers, of the Company.

10. Death or Disability.

A. In the event of the Employee’s death during the term of this Agreement, this Agreement and the Employee’s future Base Salary, incentive compensation and benefits shall automatically be terminated. In such event, the Company shall pay severance to the Employee’s estate (i) any unpaid Base Salary; and (ii) all accrued but unpaid allowances and expense reimbursements.

B. If the Employee becomes unable to perform his employment duties during the term of this Agreement because of the “disability” of the Employee, the Company may terminate this Agreement and the Employee’s employment hereunder. In such event, the Company shall pay to the Employee (i) any unpaid Base Salary; and (ii) all accrued but unpaid allowances and expense reimbursements. For purposes of this provision, the term disability shall mean the Employee is unable to perform his material duties as an employee for the Company or any of the Company Affiliates, due to mental or physical illness or injury, for a period of at least one hundred (180) days, in the opinion of a qualified physician selected mutually by the Company and the Employee.

11. Termination by the Company or the Employee.

A. Termination by the Company for Cause. The Company may terminate this Agreement and the Employee’s employment hereunder “for cause” at any time. As used herein, for “cause” shall mean the determination by the majority of the Directors, other than the Employee, that Employee shall be terminated as a result of any one of the following:

(1)	The willful breach or intentional neglect by the Employee of his job duties and responsibilities;

(2)	Conviction of Employee of any felony involving an act of moral turpitude;

(3)	Commission by the Employee of any material act of fraud, embezzlement or misappropriation against the Company; or

(4)	A material breach of this Agreement by the Employee.

B. In the event the Company terminates the Employee’s employment for cause, the Employee’s Base Salary and benefits shall automatically terminate as of the effective date of such termination and the Company shall pay to the Employee (i) any unpaid Base Salary through the date of termination; and (ii) all accrued but unpaid allowances and expense reimbursements, and the Employee shall not be entitled to receive any other compensation or severance allowance, including any incentive compensation earned after termination, under this Agreement. In addition, all options received and not exercised shall be cancelled and the Employee shall not be entitled to any options thereunder.

With respect to matters set forth in subsections (3) and (4) above, the Company shall give prompt notice to the Employee if it believes grounds for termination under any of such provisions exist, and the Employee shall have a reasonable period of time (not to exceed ten business days, to respond and to cure any such grounds for “cause” as may be alleged or to reply to any such claims or charges. Termination under such provisions shall be warranted only after the Board of Directors of the Company has determined, in good faith, that such “cause” exists after having afforded the Employee the opportunity to respond or to cure as set forth above.

C. Termination by the Employee Without Good Reason. The Employee may terminate this Agreement and his employment with the Company without “good reason” (as defined below) upon 30 days’ prior written notice to the Company. In such a case, the Employee may be required to perform his business duties and shall be paid his regular salary up to the date of the termination. At the option of the Company, the Company may require the Employee to depart from the Company upon receiving said 30 days’ notice from the Employee of the termination of this Agreement. In such event, the Company shall pay to the Employee (i) an amount equal to 30 calendar days of his Base Salary at the then-effective rate; and (ii) all accrued but unpaid allowances and expense reimbursements, and the Employee shall not be entitled to receive any of this compensation or severance allowance, including any incentive compensation earned after termination, under this Agreement. In addition, all options received and not yet visited shall be cancelled and the Employee shall not be entitled to any options hereunder.

D. Termination by the Company Without Cause or the Employee for “Good Reason”. The Company may terminate this Agreement and the Employee’s employment without cause at any time upon 30 days’ prior written notice to the Employee. The Employee shall have the right to terminate this Agreement at any time for “good reason.”

As used herein, “good reason” shall mean the occurrence of any of the following without the Employee ‘s prior written consent:

(i) the assignment to the Employee of duties and responsibilities that are inconsistent, in a material and adverse respect, with the scope of the duties and responsibilities usually vested in similarly situated executives;

(ii) a material reduction in the benefits payable to the Employee;

(iii) the Employee is removed by majority vote or otherwise from the Board of Directors, as the case may be;

(iv) a change in control of the Company such that one entity (directly or through affiliates) purchases control of over 50% of the Company’s common stock, that was not approved, consented to or caused by the Employee; provided, however, that if Employee did not vote for, consent to, cause or approve the transaction leading to the change of control, then Employee shall have sixty (60)

days from the consummation of such change of control to give notice of his termination of this Agreement for Good Reason.

The Company shall pay to the Employee on the date of termination without cause or for good reason (i) a severance allowance of the remainder of the Base Salary through the end of the Term at the then-effective rate or two years Base Salary, whichever is greater; (ii) an additional severance allowance of two hundred thousands (200,000) shares of Common Stock of the Company (and the Company hereby agrees to increase the authorized shares of common stock of the Company if necessary to satisfy this provision); and (iii) all accrued but unpaid allowances and expense reimbursements. All options granted hereunder shall vest immediately.

12. Indemnification. The Employee shall be entitled to indemnification from the Company to the fullest extent permitted under the Company’s then current Certificate of Incorporation and Bylaws and under the law of the jurisdiction of the Company’s incorporation as may be in effect from time to time.

13. Notices. All notices, requests, demands and other communications provided for in this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To the Employee:	Mrs. Lucy Ostrovsky 102-40 67th Road, Apt 3N Forest Hills, NY 11375

To the Company:	Glyconix, Corp. Empire State Building 350 Fifth Avenue, Suite 4811 New York, NY 10118

With Copy to:	Ronniel Levy, Esq. Meister Seelig & Fein LLP 2 Grand Central Tower 140 East 45th Street, 19th Floor New York, NY 10017

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received or refused by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

14. Assignment. Neither this Agreement nor any of the parties’ rights and obligations hereunder may be assigned by a party without the prior written consent of the other party hereto.

15. Arbitration.

A. Any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Employee and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be resolved amicably after a reasonable attempt to negotiate such a resolution shall be submitted to arbitration by the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules, as such rules may be amended from time to time, and at its office in New York. The award of the arbitrator shall be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. Any arbitration under this Arbitration Agreement shall be governed by and subject to the confidentiality restrictions set herein. The Executive acknowledges reading, prior to the signing of this Agreement, the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, which are available via the internet at the site of the American Arbitration Association at http://www.adr.org. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Company for temporary or preliminary relief with respect to Sections 8, 9 and 10 herein need not be resolved in arbitration and may be resolved in a court of competent jurisdiction.

B. The Employee acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except that any claim by the Company for temporary or preliminary relief with respect to Sections 8, 9 and 10 herein may be brought in a court of competent jurisdiction), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, and the Employee hereby waives all rights thereunder to have a judicial tribunal resolve such claims.

16. Voluntary Agreement. The Employee acknowledges that before entering into this Agreement, the Employee has had the opportunity to consult with any attorney or other advisor of his choice, and that this constitutes advice from the Company to do so if he chooses. The Employee further acknowledges that he has entered into this Agreement of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. The Employee further acknowledges that he has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 17.

17. Binding Effect. This Agreement shall bind the parties hereto, their respective successors and permitted assigns.

18. Amendment. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Employee and on behalf of the Company by such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties, pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with the Employee in connection with the subject matter hereof.

20. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of the State of New York without regard to its conflicts principles and the parties to this Agreement specifically consent to the jurisdiction of the courts of the State of New York over any action arising out of or related to this Agreement.

21. Survival. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the termination of this Agreement and the employment of the Employee hereunder.

22. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

23. Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Employee:

By:
Name:	Lucy Ostrovsky
Title:	Vice President Finance

COMPANY:

Glyconix Corp.

By:
Name:	J. R. LeShufy
Title:	Executive Vice President